Exhibit 10.2

Transportation and Logistics Systems, Inc.

110 Chestnut Ridge Road

Suite 444

Montvale, New Jersey 07645

December 15, 2025

Mr. Sebastian Giordano

Re:	Retention Agreement

Dear Sebastian:

Due to the current financial position of Transportation and Logistics Systems, Inc. (the “Company”), the Company has been unable to compensate you for services due as the Company’s Chairman, Chief Executive Officer and Chief Financial Officer, including pursuant to the terms of an Employment Agreement (the “EA”) since February 16, 2024. Compensating you for such services would jeopardize the going concern status of the Company. Notwithstanding the Company’s default under the EA, you have continued to act as the Chairman, Chief Executive Officer and Chief Financial Officer pursuant to one or more Standstill Agreements executed between you and the Company, the last of which extended your continued service through November 30, 2025.

The Company is currently in transition and is actively seeking a new business opportunity. Given your experience with the Company, it seeks your assistance with its anticipated transition once a new business opportunity is secured. Accordingly, the Compensation Committee has recommended to the Board of Directors of the Company (the “Board”) that in lieu of the EA, you be offered the opportunity to receive a retention payment (“Retention Bonus”) if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of December 15, 2025 (the “Effective Date”).

1.	Payment of Retention Bonus.

Subject to satisfaction of the conditions set forth below, you will be paid a Retention Bonus in the amount of $500,000, payable as follows:

(a)	$250,000 will be paid within five (5) business days of the Company closing a minimum of $1,000,000 in an initial financing not later than December 31, 2026 (“Initial Payment Date”); and

(b)	The remaining $250,000 will be paid within five (5) business days of the Company closing any subsequent financing or financings not later than December 31, 2026 in the minimum amount of an aggregate amount of $2,500,000 (“Final Payment Date”).

The payment of the Retention Bonus is contingent upon and shall only be made if the Company has the resources to effect such payment and in order to receive the full $500,000 Retention Bonus, aggregate gross proceeds of financings must be at least $3,500,000. The resources are expected to come from one or more of any number of sources (or as a result of milestones), including, without limitation, a qualifying financing round(s) in gross proceeds as set forth in 1 (a) and (b) above (the “Financing Events”). For the avoidance of doubt, the Retention Bonus is not compensation for any services related to the procurement or execution of the Financing Events but is instead an incentive for your provision of continued services to the Company (on an “at will” basis unless and until a new employment agreement is entered into) and thus contingent on the improvement of the Company’s financial health and/or prospects following such an event, and the other conditions set forth in Section 2, below.

1

2.	Conditions to Payment.

In order to receive the Retention Bonus, the following condition must be satisfied:

(a)	You will enter into a Settlement Agreement and Mutual Release with the Company pursuant to which you will have surrendered all rights to compensation for services through December 31, 2025 in an aggregate amount of $1,400,711.62 under your EA in exchange for the issuance of 10,007 shares of the Company’s Series J Senior Convertible Preferred Stock, which shares currently have a fair market value of $0.00 per share on a fully diluted basis.

3.	Definitions.

For purposes of this Agreement:

“Cause” means the occurrence of any of the following: (i) your breach of any material provision of any employment or other agreement with the Company; (ii) your failure to follow a lawful directive of the Board; (iii) your negligence in the performance or nonperformance of any of your duties or responsibilities; (iv) your dishonesty, fraud, or willful misconduct with respect to the business or affairs of the Company; (v) your conviction of, or plea of no contest to, any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or to any felony; or (vi) your use of alcohol or drugs in a manner that materially interferes with the performance of your duties for the Company; provided, that in the event of a breach, a failure, or negligence described in clauses (i), (ii), or (iii), and in the first instance of a use of alcohol or drugs having the consequences described in this clause (vi), in any such case, that can be cured by you, the Company shall provide you with notice of the facts and circumstances which constitute such breach, failure, or negligence or use and shall provide you a 10 day period in which to cure such breach, failure, negligence or use, and the Company shall not terminate your employment for Cause if you cure such breach, failure, negligence or use within such 10 day period.

“Good Reason” means the occurrence of any of the following: (i) a reduction in your level below the level of Chairman and CEO; or (ii) the relocation of your principal work location outside of your area of residence, without your consent; provided, however, that Good Reason shall not exist unless (A) you give the Board a written statement of the basis for your belief that Good Reason exists, (B) such written statement is provided not later than 60 days after the initial existence of the condition that you believe forms the basis for resignation for Good Reason, (C) you give the Company at least 30 days after receipt of such written statement to cure the basis for such belief (the “Cure Period”), and (D) the Company does not cure the basis for such belief within the Cure Period.

4.	Termination of Employment.

If you voluntarily terminate your employment with the Company (for other than Good Reason or you are terminated For Cause prior to either the Initial or Final Payment Dates (or any other condition set forth in paragraph 2 above is not satisfied), your right to payment of the Retention Bonus will be forfeited in its entirety.

5.	Tax Withholding.

Payment of the Retention Bonus will be subject to applicable federal, state and local tax withholding.

2

6.	Effect on Relationship between the Parties.

You and the Company acknowledge that unless and until a new employment agreement is entered into between you and the Company, you are entitled to no other compensation for the performance of any services to the Company, even after December 31, 2025. Notwithstanding the preceding sentence, you and the Company agree to negotiate in good faith, within 60 days of the Effective Date, a new employment agreement with respect to services performed on or after January 1, 2026.

You and the Company further agree that the EA, as modified by any and all Standstill Agreements, is hereby terminated effective as of the Effective Date and that neither Party shall have any obligation to the other pursuant thereto, other than those related to confidentiality, noncompetition and non-solicitation, which shall survive such termination.

7.	Assignment.

The obligation to pay the Retention Bonus is solely that of the Company, provided that the Company may assign its obligations to any entity that succeeds the Company. You may not assign your right to receive the Retention Bonus.

8.	No Right to Continued Employment.

The grant of this Retention Bonus opportunity does not give you any right to continue your employment relationship with the Company and you shall remain subject to discharge to the same extent as if this opportunity were not granted to you.

9.	Governing Law.

Any dispute arising under this Agreement shall be decided by applying the laws of the State of New York, without regard to conflicts of law principles.

10.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.	Entire Agreement; Amendment.

This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

3

We hope that this arrangement encourages your continued commitment to the Company. Please acknowledge your agreement to the terms of this Agreement by countersigning it in the space below and returning it to me.

Sincerely,

Transportation and Logistics Systems, Inc.		Agreed to and acknowledged by:

Sebastian Giordano

	/s/ John Mercadante		/s/ Sebastian Giordano
Name:	John Mercadante
Title:	Chairman, Compensation Committee

		Date:	December 15, 2025

4